Exhibit 99.(a)(17)

CHIRON CORPORATION

4560 Horton Street

Emeryville, California 94608

March 17, 2006

Dear Fellow Stockholder:

We have previously sent to you proxy material for the Special Meeting of Chiron Corporation, scheduled to be held on April 12, 2006. Your Board of Directors has unanimously recommended that shareholders vote FOR the merger with Novartis Corporation.

Since approval of the merger requires the affirmative vote of at least a majority of outstanding shares, your vote is important, no matter how many or how few shares you may own. Whether or not you have already done so, please vote TODAY by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card in the envelope provided.

Very truly yours,

Howard H. Pien

Chairman of the Board and

Chief Executive Officer

REMEMBER:

You can vote your shares by telephone, or via the Internet.

Please follow the easy instructions on the enclosed card.

If you have any questions, or need assistance in voting

your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED

TOLL-FREE, at 1-888-750-5835.